SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.


                                   FORM U-57/A

                 NOTIFICATION OF FOREIGN UTILITY COMPANY STATUS


                        Filed under Section 33(a) of the

             Public Utility Holding Company Act of 1935, as amended
                                (the "1935 Act")




                   Central Termica San Miguel de Tucuman, S.A.
                             -----------------------
                        (Name of Foreign Utility Company)






         Pursuant to instruction number four to Form U-57, Notification of Foreign Utility Company Status, Charter Oak Energy, Inc., a wholly owned subsidiary of Northeast Utilities, on behalf of Central Termica San Miguel de Tucuman, S.A., an Argentinian company that owns and operates a power generation facility in Argentina, hereby notifies the Securities and Exchange Commission that Central Termica San Miguel de Tucuman, S.A. no longer requires Foreign Utility Company status with respect to ownership by Northeast Utilities and its subsidiaries. Northeast Utilities and Charter Oak Energy, Inc. sold their direct and indirect interest in Central Termica San Miguel de Tucuman, S.A. on December 19, 1997 to an unaffiliated party.




                                    Signature


         The undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.

                                           /s/ William S. Lamb
                                  By:      William S. Lamb
                                           LeBoeuf, Lamb, Greene &
                                                MacRae, L.L.P.
                                           A Partnership Including
                                                Professional Corporations
                                           125 West 55th Street
                                           New York, NY  10019

                                           Attorney for Charter Oak
                                                Energy, Inc.


Date: January 7, 1998